Consent of Independent Auditors


The Board of Directors
Envirosafe Services, Inc.:


We consent to incorporation by reference in Registration Statements (No. 33-46925 dated April 2, 1992, No. 33-34566 dated November 20, 1990, No. 33-26633 dated January 17, 1989, No. 33-
1549 dated September 10, 1987, and No. 33-13728 dated September 10, 1987) on Forms S-8 of EnviroSource, Inc. of our report dated February 28, 1992, relating to the consolidated statements of operations, shareholders' equity and cash flows and related schedules of Envirosafe Services, Inc. and subsidiaries for the year ended December 31, 1991, which report appears in the December 31, 1993 annual report on Form 10-K of EnviroSource, Inc.

                                        KPMG PEAT MARWICK



Philadelphia, Pennsylvania
March 23, 1994